EXHIBIT 10.2

STANDARD FORM
INDUSTRIAL BUILDING LEASE
(Multi-Tenant)

1. BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Effective Date of Lease: June 1, 2008.
1.2.	Landlord: First Industrial Pennsylvania, LP
1.3.	Tenant: Eberline Services, ______.
1.4.	Premises: Approximately 11,256 rentable square feet in the building commonly known as 264 Welsh Pool Road, Exton, PA (the “Building”).
1.5.	Property: See Exhibit A.
1.6.	Lease Term: 5 years, 3 month (“Term”), commencing April 1, 2008 (“Commencement Date”) and ending June 30, 2013, subject to Section 2.3 below (“Expiration Date”).
1.7.	Permitted Uses: (See Section 4.1) _____________________________________.
1.8.	Tenant’s Guarantor: None.
1.9.	Brokers: (See Section 23; if none, so state): (A) Tenant’s Broker: _____________________; and (B) Landlord’s Broker: _____________________
1.10.	Security/Damage Deposit: (See Section 4.4) $25,000.00.
1.11.	Initial Estimated Additional Rent Payable by Tenant: $2.41 per square foot per month
1.12.	Tenant’s Proportionate Share: 100%
1.13.
Exhibits to Lease: The following exhibits are attached to and made a part of this Lease. (If none, so state): A (site plan); B (Tenant Operations Inquiry Form); C (Landlord’s Work); D (Confirmation of Commencement Date); and E (Broom Clean Condition and Repair Requirements)

2. LEASE OF PREMISES; RENT.

2.1. Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2. Types of Rental Payments. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods as set forth below:

Rental Payments

Lease Period	Base Rent Per Square Foot	Monthly Base Rent
April 1, 2008 – May 31, 2008	$0.00	$0.00
June 1, 2008 – May 31, 2009	$11.13	$10,439.94
June 1, 2009 – May 31, 2010	$11.58	$10,587.54
June 1, 2010 – May 31, 2011	$12.04	$11,291.84
June 1, 2011 – May 31, 2012	$12.52	$11,743.51
June 1, 2012 – June 30, 2013	$13.02	$12,213.25

Notwithstanding the foregoing, for and in consideration of this Lease, Tenant shall not be required to make any Base Rent payments for the following months: April, 2008; May, 2008 and January, 2009 (collectively, the “Base Rent Abatement Months”). Tenant shall be required to make all other payments due under the Lease during the Rent Abatement Months.

Tenant shall also pay (a) Tenant’s Proportionate Share (as set forth in Section 1.12) of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”) shall be imposed with respect to the then-delinquent Rent (as defined below) payment for purposes of this Lease, the Late Charge, Default Interest, as defined in Section 22.3 below, Base Rent and Additional Rent shall collectively be referred to as “Rent.” All Rent shall be paid by Tenant to Landlord, c/o First Industrial, L.P., P.O. Box 33098, Newark, NJ 07188-0098, or if sent by overnight courier, Bank One National Processing Corp., 300 Harmon Meadow Blvd., 3rd Floor, Secaucus, NJ 07094, Attention: _____________., Lockbox #__________ (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3. Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

3. OPERATING EXPENSES.

3.1. Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1. Operating Expenses. The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership, repair, restoration, maintenance and operation of the Property. Operating Expenses may include, but are not limited to, any or all of the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, the Common Areas); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas (as hereinafter defined), together with any taxes on such utilities; (iii) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance provided by Landlord and relating to the Property, all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property collected from all tenants in the Property; (v) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles; (vi) all professional fees incurred in connection with the operation, management and maintenance of the Property; (vii) Taxes, as hereinafter defined in Section 3.1.2; and (viii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; (ix) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park); and (x) all costs and expenses incurred to maintain, repair and replace all or any of the Common Areas.

3.1.2. Taxes. The term “Taxes,” as referred to in Section 3.1.1(vii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease.

3.1.3. Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

3.2. Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, Tenant’s Proportionate Share of the Operating Expenses as set forth in Section 3.3. Additional Rent commences to accrue upon the Commencement Date. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

3.3. Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof.

3.4. Tenant Audit Rights. In the event that Tenant’s Additional Rent rises by more than ten percent (10%) from any previous year Tenant shall have the following rights: As soon as is reasonably practical after each Operating Year in which there is a 10% increase, upon written request from Tenant, Landlord shall provide Tenant with a statement (a "Statement") setting forth Tenant's actual ultimate liability for its Proportionate Share of Operating Expenses for the subject Operating Year. If Tenant disputes the amount set forth in a given Statement, Tenant shall have the right, at Tenant's sole expense, to cause Landlord's books and records with respect to the particular Operating Year that is the subject of that particular Statement to be audited (the "Audit") by a certified public accountant mutually acceptable to Landlord and Tenant (the "Accountant"), provided Tenant (i) has not defaulted under this Lease and failed to cure such default on a timely basis and (ii) delivers written notice (an "Audit Notice") to Landlord on or prior to the date that is sixty (60) days after Landlord delivers the Statement in question to Tenant (such 60-day period, the "Response Period"). If Tenant fails to timely deliver an Audit Notice with respect to a given Statement, then Tenant's right to undertake an Audit with respect to that Statement and the Operating Year to which that particular Statement relates shall automatically and irrevocably be waived. Any Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of the applicable Response Period, unless prior thereto, Tenant timely delivers an Audit Notice with respect to the then-applicable Statement. If Tenant timely delivers an Audit Notice, Tenant must commence such Audit within sixty (60) days after the Audit Notice is delivered to Landlord, and the Audit must be completed within thirty (30) days of the date on which it is begun. If Tenant fails, for any reason, to commence and complete the Audit within such periods, the Statement that Tenant elected to Audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. The Audit shall take place at the offices of Landlord where its books and records are located, at a mutually convenient time during Landlord's regular business hours. Before conducting the Audit, Tenant must pay the full amount of Operating Expenses billed under the Statement then in question. Tenant hereby covenants and agrees that the Accountant engaged by Tenant to conduct the Audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. If an Audit is conducted in a timely manner, such Audit shall be deemed final and binding upon Landlord and Tenant and shall, as between the parties, be conclusively deemed correct. If the results of the Audit reveal that the Tenant's ultimate liability for Operating Expenses does not equal the aggregate amount of Estimated Additional Rent actually paid by Tenant to Landlord during the Operating Year that is the subject of the Audit, the appropriate adjustment shall be made between Landlord and Tenant, and any payment required to be made by Landlord or Tenant to the other shall be made within thirty (30) days after the Accountant's determination. In no event shall this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses. Tenant agrees that the results of any Audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity The foregoing provisions concerning a potential Audit are personal to Tenant and shall not run with this Lease or for the benefit of any assignee or sublessee (whether permitted or not).

4. USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

4.1. Use of Premises and Property. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Property; or (f) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit B describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with Section 8), Tenant shall provide an updated and current Tenant Operations Inquiry Form upon Landlord’s request.

4.2. Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith. Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property.

4.3. Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.

4.4. Security/Damage Deposit. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in Section 1.10 above, in cash (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security. If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

5. CONDITION AND DELIVERY OF PREMISES.

5.1. Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis, except as is otherwise expressly and specifically described on Exhibit C attached hereto and incorporated herein by this reference, it being understood that, if Landlord has agreed to perform any tenant improvements in or to the Premises in consideration of Tenant’s entry into this Lease (collectively, “Landlord’s Work”), all of Landlord’s Work shall be described on Exhibit C. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Exhibit C.

5.2. Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month.

5.3. Confirmation of Commencement Date. Upon Landlord’s delivery of possession, and as a condition precedent to such delivery, of the Premises to Tenant, and Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit D.

6. SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1. Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.

6.2. Estoppel Certificate. Tenant agrees, from time to time and within 10 days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute a Default, as defined below (without any obligation to provide any notice thereof or any opportunity to cure such failure to timely perform).

6.3. Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7. QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights under Section 16 and elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right of access, ingress and egress to and from the Common Areas.

8. ASSIGNMENT AND SUBLETTING. Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of a controlling interest (i.e. greater than a 25% interest) of stock, membership interests or partnership interests, or by merger or dissolution, which transfer of a controlling interest, merger or dissolution shall be deemed an assignment for purposes of this Lease, or (c) mortgage or pledge the Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d) above) the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may, however, assign this Lease or sublease a portion of the Premises to a wholly-owned subsidiary, provided that Tenant advises Landlord, in writing, in advance, and otherwise complies with the succeeding provisions of this Section 8. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. In the event of an assignment of this Lease and the payment of consideration from the assignee to the Tenant in connection therewith, 50% of such consideration shall be paid to Landlord. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than (on a pro rata and proportionate basis) the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.

9. COMPLIANCE WITH LAWS.

9.1. Compliance with Laws. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to either or both of the Premises and Tenant’s use and occupancy thereof, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2. Hazardous Materials. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Absent reasonable evidence that Tenant is not in compliance with the applicable permits or Laws, Landlord, Agent and their respective agents and employees shall have the right, not more than once per Lease Year, to either or both (x) enter the Premises and (y) conduct appropriate tests, at Tenant’s expense, for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) Absent reasonable evidence that Tenant is not in compliance with the applicable permits or Laws, upon written request by Landlord or Agent not more than once per Lease Year, Tenant shall cause to be performed, and shall provide Landlord with the results of, reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9 shall survive the termination or expiration of this Lease.

10. INSURANCE.

10.1. Insurance to be Maintained by Landlord. Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) rent loss insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender. All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

10.2. Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located, unless agreed to otherwise by Landlord; (b) provide that said insurance shall contain a standard 30 day cancellation policy; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as an additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary with respect to vicarious liability imputed to the additional insured(s) for injuries or damages caused by Tenant; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. All Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an "Additional Insured-Managers or Landlords of Premises" endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (x) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (y) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

10.3. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); and (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant; and if Tenant handles, stores or utilizes Hazardous Materials in its business operations, (v) pollution legal liability insurance.

10.4. Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, or automobile liability policies described above, This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

11. ALTERATIONS. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that either (x) Tenant first obtains the written consent of Landlord or (y) the aggregate costs that Tenant shall incur in order to perform the then-applicable Alterations, together with those costs that Tenant incurred to perform any Alterations during the preceding twelve (12) month period do not exceed $10,000.00. Regardless of whether or not Landlord’s consent to an Alteration(s) is required, all of the following shall apply with respect to all Alterations: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; and (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required); and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2 above) and workers’ compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord. With respect to any and all Alterations for which Landlord’s consent is required, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease. If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property and Landlord shall be responsible for the insurance thereof, pursuant to Section 10.1.

Notwithstanding the foregoing, Tenant, as part of its fit out of the Premises, Tenant shall be permitted to: (i) install additional return ducting and/or re-route existing air flows to minimize cross-contamination between labs and to improve air return; (ii) add temperature controls to allow for separate temperature zones; (iii) install a new control system; and/or (iv) the install conventional HVAC systems for specific areas requiring autonomous control.

12. LANDLORD’S AND TENANT’S PROPERTY. All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises by Landlord at the commencement of, or during, the Term shall remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, Alterations pursuant to Section 11). Further, any personal property, equipment or machinery (with the exception of Building mechanicals such as HVAC) installed by the Tenant in the Premises, at Tenant’s cost, for purposes of the Permitted Use on or after the Commencement Date, movable or otherwise shall constitute Tenant’s property and shall be removed by Tenant. Notwithstanding anything to the contrary otherwise contained in the Lease, in no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from either or both such installation and removal. Any other items of Tenant’s personal property that remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant’s personal property from the Premises only upon the express written direction of Landlord.

13. REPAIRS AND MAINTENANCE.

13.1. Tenant Repairs and Maintenance.

13.1.1. Tenant Responsibilities. Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense: (i) both (x) maintain and preserve, in the same condition as exists on the Commencement Date, subject to normal and customary wear and tear (the “Same Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Same Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.2); and (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services, maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants, Tenant’s Parties, or others entering into, or utilizing, all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s personal property in the Premises; and (c) the moving of Tenant’s personal property in or out of the Property (collectively, “Tenant-Related Repairs”). All such repairs or replacements required under this Section 13.1.1 shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

13.1.2. General Maintenance Services. Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall reimburse Landlord for the cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis subject to annual reconciliation, as described in Section 3.3 above). Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided in Section 13.2, to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

13.1.3. HVAC Maintenance Contract. The terms and provisions of any such HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system. If Landlord does not elect to repair and maintain the HVAC systems as part of General Maintenance Services, or revokes such election at any time after having made such election, then, within 30 days following either (a) the Commencement Date or (b) the date on which Landlord advises Tenant that Landlord will no longer provide General Maintenance Services for the HVAC system, whichever date is applicable, Tenant shall procure and deliver to Landlord the HVAC Maintenance Contract. Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then-applicable expiry date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent.

13.2. Landlord Repairs. Notwithstanding anything to the contrary stated herein, Landlord shall repair, replace and restore the (a) foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property and (b) the Common Areas; provided, however, that in the case of both (a) and (b): (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(v); and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within 10 days after Landlord’s delivery of demand therefor.

14. UTILITIES. Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services. As provided in Section 3.1.1. above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for its Proportionate Share of utility expenses when and as such expenses are incurred. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property.

15. INVOLUNTARY CESSATION OF SERVICES. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16. LANDLORD’S RIGHTS. Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make. During the period of nine (9) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

17. NON-LIABILITY AND INDEMNIFICATION.

17.1. Non-Liability. Except with respect to Landlord’s indemnity under Section 17.3, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work, except as otherwise expressly provided in Section 17.3; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same, except as otherwise expressly provided in Section 17.3.

17.2. Tenant Indemnification. Except for the Landlord’s gross negligence, sole negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Agent, Landlord’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant has possession of, or is given access to, the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any bodily injury or property damage occurring in, at or upon the Premises and caused by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) the creation or existence of any Hazardous Materials in, at, on or under the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Tenant or any party within Tenant’s control; and (g) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3. Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either or both of Landlord and Agent. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4. Force Majeure. Neither the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) nor those of Landlord shall be affected, impaired or excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other, with respect to any act, event or circumstance arising out of either or both (a) Landlord’s or Tenant’s, as the case may be, failure to fulfill, or delay in fulfilling any of its obligations under this Lease (except, with respect to Tenant, the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control.

18. DAMAGE OR DESTRUCTION.

18.1. Notification and Repair; Rent Abatement. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. Subject to the provisions of Section 18.2 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except Tenant’s personal property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2. Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration of the Premises requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than (a) 80% of the full insurable value of the Premises immediately prior to the casualty or (b) 50% of the full insurable value of the Property immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence. In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 18.2 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19. EMINENT DOMAIN. If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit E, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s personal property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 200% of the aggregate of all Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21. EVENTS OF DEFAULT.

21.1. Bankruptcy of Tenant. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within 90 days after filing, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2. Default Provisions. In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than 60 days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election, (c) if Tenant vacates or abandons the Premises during the Term.

22. RIGHTS AND REMEDIES.

22.1. Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2. Landlord’s Remedies. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

22.2.1. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated). The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the current yield, as of the date on which this Lease is terminated under this Section 22.2.1, on United States Treasury Bills having a maturity date closest to the stated Expiration Date of this Lease, plus one percent per annum. In the event that Tenant vacates the Premises, Landlord shall, at Tenant’s full cost and expense, use commercially reasonable efforts to mitigate its damages caused by Tenant’s Default, but shall in no event be said to have waived Landlord’s right to recover damages under this Section 22.2. Should Landlord, as a result of its mitigation efforts receive any rents for the Premises, Landlord shall apply such rents (after deducting the full cost of its mitigation efforts therefrom) against the amount otherwise due from Tenant as a result of its Default. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

22.2.2. Continue the Lease and either (a) continue Tenant’s right to possession or (b) terminate Tenant’s right to possession and in the case of either (a) or (b), recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3. Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

22.2.4. Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.4 above.

Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3. Additional Rights of Landlord. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, or its successor (“Default Interest”), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4. Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

22.5. CONFESSION OF JUDGMENT FOR POSSESSION

TENANT, IN CONSIDERATION OF THE EXECUTION OF THIS LEASE BY LANDLORD AND FOR THE COVENANTS AND AGREEMENTS ON THE PART OF LANDLORD HEREIN CONTAINED, AND FULLY COMPREHENDING THE RELINQUISHMENT OF CERTAIN RIGHTS INCLUDING RIGHTS OF PREJUDGMENT NOTICE AND HEARING AND POST JUDGMENT/PRE-EXECUTION NOTICE AND HEARING, AND AFTER DEFAULT BY TENANT UNDER THIS LEASE, HEREBY EXPRESSLY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO ACCEPT SERVICE OF PROCESS FOR, TO APPEAR FOR, AND TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT IN ANY AND ALL ACTIONS BROUGHT HEREUNDER BY LANDLORD AGAINST TENANT TO RECOVER POSSESSION FROM TIME TO TIME OF THE PREMISES (AND TENANT AGREES THAT UPON THE ENTRY OF EACH JUDGMENT FOR SUCH POSSESSION A WRIT OF POSSESSION OR OTHER APPROPRIATE PROCESS MAY ISSUE FORTHWITH). THE RIGHT TO CONFESS JUDGMENT IN EJECTMENT SHALL NOT BE EXHAUSTED BY THE SINGLE OR MULTIPLE USE THEREOF. TENANT CONFIRMS THAT THIS IS A COMMERCIAL LEASE, THAT TENANT WAS REPRESENTED BY COUNSEL IN TENANT'S NEGOTIATION AND EXECUTION OF THIS LEASE, AND THAT TENANT KNOWINGLY, WILLINGLY, FREELY AND VOLUNTARILY EXECUTED THIS LEASE WITH THIS SECTION AS A PART THEREOF. LANDLORD COVENANTS NOT TO CONFESS JUDGMENT IN ACCORDANCE WITH THIS PARAGRAPH 22.5 UNLESS IT SHALL HAVE PROVIDED TENANT WITH AT LEAST TEN (1O) DAYS PRIOR WRITTEN NOTICE OF LANDLORD’S INTENTION TO SO CONFESS JUDGMENT.

22.6. WAIVER OF NOTICE UNDER PENNSYLVANIA LANDLORD AND TENANT ACT.

IF PROCEEDINGS ARE COMMENCED BY LANDLORD TO RECOVER POSSESSION UNDER THE ACTS OF ASSEMBLY AND RULES OF CIVIL PROCEDURE, UPON THE EXPIRATION OR EARLIER TERMINATION OF THE TERM, OR FOR NON-PAYMENT OF RENT OR ANY OTHER REASON, TENANT SPECIFICALLY WAIVES THE RIGHT TO THE NOTICES REQUIRED BY THE LANDLORD AND TENANT ACT OF 1951, AS THE SAME MAY BE AMENDED, AND AGREES THAT FIVE (5) DAYS' NOTICE SHALL BE SUFFICIENT IN ALL CASES, EXCEPT WHERE OTHERWISE PROVIDED HEREIN.

23. BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.9(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.9(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission of [both Tenant’s Broker and] Landlord’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

24. MISCELLANEOUS.

24.1. Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2. Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if (a) personally delivered, or (b) if sent by Federal Express or other comparable commercial overnight delivery service, or (c) sent by certified mail, return receipt requested and postage prepaid, addressed (in the case of any or all of (a), (b) and (c) above) to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made (i) on the day so delivered or (ii) in the case of overnight courier delivery on the first business day after having been deposited with the courier service, and (iii) in the case of certified mail, on the third (3rd) business day after deposit with the U.S. Postal Service.

24.3. Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4. Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

24.5. Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

24.6. Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

24.7. Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

24.8. Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.9. Authority of Tenant. Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

24.10. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.11. Relocation. Intentionally Omitted.

24.12. Financial Information. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor. Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

24.13. Confidential Information. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section 24.13 shall survive the termination of this Lease.

24.14. Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.15. Lien Prohibition. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

24.16. Counterparts. This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:
FIRST INDUSTRIAL PENNSYLVANIA, L.P.,
a Delaware limited partnership

By:	First Industrial Pennsylvania Corporation,
a Maryland corporation, its General Partner

By:
Name:
Title:

TENANT:

By:
Name:
Title:

Landlord’s Addresses for Notices:	Tenant’s Addresses for Notices:

First Industrial Pennsylvania, L.P.
311 South Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: Executive Vice President-Operations

With a copy to:	With a copy to:

First Industrial Realty Trust, Inc.
200 Philips Road
Exton, PA. 19341-1326
Attn: Senior Regional Director

With a copy to:

Saul Ewing LLP
Centre Square West
1500 Market Street — 38th Floor
Philadelphia, PA 19102-2186
Attn: F. Michael Wysocki, Esquire

LEASE EXHIBIT A

Property

ATTACH APPROPRIATE SITE PLAN

LEASE EXHIBIT B

TENANT OPERATIONS INQUIRY FORM

1. Name of Company/Contact_______________________________________________________________________

2. Address/Phone________________________________________________________________________________

3. Provide a brief description of your business and operations: ______________________________________________
__________________________________________________________________________________
__________________________________________________________________________________
__________________________________________________________________________________
__________________________________________________________________________________
__________________________________________________________________________________

4. Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
(> 10,000lbs. of hazardous materials STORED at any one time)
b. SARA Title III Section 313 (Tier III) Form R reports	YES	NO
(> 10,000lbs. of hazardous materials USED per year)
c. NPDES or SPDES Stormwater Discharge permit	YES	NO
(answer “No” if “No-Exposure Certification” filed)
d. EPA Hazardous Waste Generator ID Number	YES	NO

5. Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

Chemical/Waste	Approximate Annual Quantity Used or Generated	Storage Container(s) (i.e. Drums, Cartons, Totes, Bags, ASTs, USTs, etc)

LEASE EXHIBIT C

LANDLORD’S WORK

LEASE EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

[Date]

[Tenant’s Name and Address]

RE: [Describe lease, by title and date (the “Lease”); name Landlord and Tenant]

Dear [Name of Contact Person at Tenant]:

This letter shall confirm that the Commencement Date for the above-referenced Lease is [specify Commencement Date].

[Name of Tenant], as Tenant, hereby acknowledges the following: (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) Landlord is not in default under the Lease; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease.

Our records indicate the following information for the [Number of square feet comprising Premises] square feet of space:

Commencement Date:	____________________ 200__

Base Rent Commencement Date:	____________________ 200__

Next Monthly Base Rent Due:	____________________ 200__

Operating Expense Commencement Date:	____________________ 200__

Lease Expiration Date:	____________________ 200__

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office. I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter. Please contact me at any time should you have questions regarding the lease, building, or any related manner.

Sincerely,	Acknowledged and Agreed to this ___ day of __________________, 20____
[Name] Property Manager	[Name of Tenant]
By:
Title:

LEASE EXHIBIT E

Broom Clean Condition and Repair Requirements

•	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

•
All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the Building standard.

•	All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

•
HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

•	All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

•
The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. Flooring shall be free of excessive dust, dirt, grease, oil and stains. Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

•	Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

•
There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•	All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

•	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

•	All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

•	All dock bumpers shall be left in place and well-secured.

•	Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

•	All trash shall be removed from both inside and outside of the Building.

•	All signs in front of Building and on glass entry door and rear door shall be removed.